Exhibit 10.1

Re: Acquisition of Tartan Downs, Sydney, NS

For consideration of One ($1.00) Dollar and other valuable consideration, the receipt of which is hereby acknowledged, the Vendor herein grants to the Purchaser an irrevocable option to purchase assets, real property, equipment and chattels, business and undertaking of Tartan Downs Raceway, in Sydney, NS (referred to herein as the “Assets”) for total purchase price of One Million ($1,000,000.00) Dollars which purchase price is constituted and to be paid as follows:

1.	A deposit of $10,000 upon execution of a binding Agreement of Purchase and Sale pending completion of the transaction and to be applied to the total purchase price;
2.	$96,000 cash or certified cheque on closing to be applied to the total purchase price;
3.	100% of obligation of payable (approximately $94,000) owing to the Horsemen Association, which is to be applied to the total purchase price;
4.

$100,000 cash or certified cheque paid commencing six (6) months following the asset purchase closing and paid every six (6) months thereafter until the total principal of One Million ($1,000,000) Dollars has been paid in full. Vendor to hold first (1st) charge over assets sold.

The conveyance of the Assets shall be free from debts, liens and encumbrances and be subject to standard due diligence investigations by the Purchaser.

The parties also agree that the United Tote payable (approximately $74,000) will be negotiated and paid on a 50/50 basis with the Vendor and Purchaser bearing the cost equally and will be cleared on closing. This is separate to the One Million ($1,000,000) Dollar purchase price.

This Option shall be valid for sixty (60) days from the date of execution and once exercised the parties shall enter into an Agreement of Purchase and Sale which will include standard representations and warranties, including environmental, zoning, bylaws and all regulatory requirements of the Province of Nova Scotia and other pertinent regulatory bodies. The parties shall enter into an Agreement within thirty (30) days from exercise of the Option, failing with the Option shall be null and void.

This grant of Option shall take effect immediately upon execution by the parties. This Option Agreement shall be binding on the heirs, successors and assigns of the parties.

The parties hereto agree that this Agreement maybe accepted and countersigned by way of fax transmission.

Dated this 6th day of November, 2006

Racino Royale, Inc.	Tartan Downs (1995) Limited

Per: “Jason Moretto”	Per: “Jack MacNeil”
Jason Moretto, CFO	Jack MacNeil, President

I have the authority to bind the	I have the authority to bind the
Corporation	Corporation